CONSOL ENERGY INC.
AND
THE SUBSIDIARY GUARANTORS NAMED HEREIN,
AND
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Trustee
_______________________________

SUPPLEMENTAL INDENTURE NO. 3
Dated as of March 23, 2015
to
Indenture
Dated as of March 9, 2011
6.375% Senior Notes due 2021

THIS SUPPLEMENTAL INDENTURE NO. 3 (this “Supplemental Indenture”), dated as of March 23, 2015, is by and among CONSOL Energy Inc., a Delaware corporation (the “Company”), the Subsidiary Guarantors listed on the signature pages hereof and Wells Fargo Bank, National Association, a national banking association, as successor trustee (the “Trustee”).
WHEREAS, the Company, the Subsidiary Guarantors and the Trustee (or its predecessor) have heretofore executed and delivered (i) the Indenture, dated as of March 9, 2011, (ii) Supplemental Indenture No. 1, dated as of August 24, 2011 and (iii) Supplemental Indenture No. 2, dated as of September 10, 2013 (such Indenture, as amended and supplemented by such Supplemental Indentures, the “Indenture”);
WHEREAS, on March 9, 2011, the Company issued $250,000,000 in aggregate principal amount of its 6.375% Senior Notes due 2021 (collectively, the “Notes”);
WHEREAS, $250,000,000 in aggregate principal amount of Notes is currently outstanding;
WHEREAS, Section 9.02 of the Indenture provides that, with the consent of Holders of a majority in principal amount of the Notes then outstanding, the Company, the Subsidiary Guarantors and the Trustee may enter into a supplemental indenture for the purpose of amending or supplementing the Indenture or the Notes (subject to certain exceptions);
WHEREAS, the Company desires and has requested the Trustee to join with it and the Subsidiary Guarantors in entering into this Supplemental Indenture for the purpose of amending the Indenture and the Notes in certain respects as permitted by Section 9.02 of the Indenture;
WHEREAS, the Company has been soliciting consents to this Supplemental Indenture upon the terms and subject to the conditions set forth in its Offer to Purchase and Consent Solicitation Statement dated March 9, 2015 and the related consent and letter of transmittal (which together, including any amendments, modifications or supplements thereto, constitute the “Tender Offer”);
WHEREAS, (1) the Company has received the consent of the Holders of a majority in principal amount of the outstanding Notes, all as certified by an Officers’ Certificate delivered to the Trustee simultaneously with the execution and delivery of this Supplemental Indenture, (2) the Company has delivered to the Trustee simultaneously with the execution and delivery of this Supplemental Indenture an Opinion of Counsel relating to this Supplemental Indenture as contemplated by Section 9.06 of the Indenture and (3) the Company and the Subsidiary Guarantors have satisfied all other conditions required under Article Nine of the Indenture to enable the Company, the Subsidiary Guarantors and the Trustee to enter into this Supplemental Indenture.
NOW, THEREFORE, in consideration of the above premises, each party hereby agrees, for the benefit of the others and for the equal and ratable benefit of the Holders of the Notes, as follows:
ARTICLE I
AMENDMENTS TO INDENTURE AND NOTES
Section 1.1 Amendments to Articles Four, Five, Six and Nine of the Indenture. The Indenture is hereby amended by (1) replacing Section 4.11 (Compliance Certificate) in its entirety with the words “The Company shall comply with TIA § 314(a)(4).” and (2) deleting the following Sections, paragraphs or clauses of the Indenture and all references and definitions related thereto in their entirety:

Section 4.03 (Limitation on Indebtedness);
Section 4.05 (Limitation on Restricted Payments);
Section 4.06 (Limitation on Restrictions on Distributions from Restricted Subsidiaries);
Section 4.07 (Limitation on Sales of Assets and Subsidiary Stock);
Section 4.08 (Limitation on Affiliate Transactions);
Section 4.09 (Change of Control);
Section 4.10 (Limitation on Liens);
Section 4.13 (Future Subsidiary Guarantors);
Section 4.14 (Limitation on Sale and Leaseback Transactions);
Section 5.01(ii) and (iii) (When Company May Merge or Transfer Assets);
Section 5.02 (When Subsidiary Guarantors May Merge or Transfer Assets);
Section 6.01(4), (5), (6) and (9) (Events of Default); and
Section 9.07 (Payment for Consent).

Section 1.2    Amendments to Notes. The Notes are hereby amended to delete all provisions inconsistent with the other amendments to the Indenture effected by this Supplemental Indenture.
ARTICLE II
MISCELLANEOUS PROVISIONS
Section 2.1    Defined Terms. For all purposes of this Supplemental Indenture, except as otherwise defined or unless the context otherwise requires, terms used in capitalized form in this Supplemental Indenture and defined in the Indenture have the meanings specified in the Indenture.
Section 2.2    Indenture. Except as amended hereby, the Indenture and the Notes are in all respects ratified and confirmed and all the terms shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered under the Indenture shall be bound hereby and all terms and conditions of both shall be read together as though they constitute a single instrument, except that in the case of conflict the provisions of this Supplemental Indenture shall control.
Section 2.3    Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
Section 2.4    Successors. All agreements of the Company and the Subsidiary Guarantors in this Supplemental Indenture and the Notes shall bind their respective successors. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.
Section 2.5    Duplicate Originals. All parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together shall represent the same agreement. It is the express intent of the parties to be bound by the exchange of signatures on this Supplemental Indenture via telecopy or other form of electronic transmission in PDF format.
Section 2.6    Severability. In case any one or more of the provisions in this Supplemental Indenture or in the Notes shall be held invalid, illegal or unenforceable, in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions shall not in any way be affected or impaired thereby, it being intended that all of the provisions hereof shall be enforceable to the fullest extent permitted by law.

Section 2.7    Trustee Disclaimer. The Trustee accepts the amendments of the Indenture effected by this Supplemental Indenture and agrees to execute the trust created by the Indenture as hereby amended, but on the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee, which terms and provisions shall in like manner define and limit its liabilities and responsibilities in the performance of the trust created by the Indenture as hereby amended, and without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Company and the Subsidiary Guarantors, and the Trustee makes no representation with respect to any such matters. Additionally, the Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture.
Section 2.8    Effectiveness. The provisions of this Supplemental Indenture shall be effective only upon execution and delivery of this instrument by the parties hereto. Notwithstanding the foregoing sentence, the provisions of this Supplemental Indenture shall become operative only upon the purchase by the Company of a majority in principal amount of the outstanding Notes pursuant to the Tender Offer, with the result that the amendments to the Indenture effected by this Supplemental Indenture shall be deemed to be revoked retroactive to the date hereof if such purchase shall not occur. The Company shall notify the Trustee promptly after the occurrence of such purchase or promptly after the Company shall determine that such purchase will not occur.
Section 2.9    Endorsement and Change of Form of Notes. Any Notes authenticated and delivered after the close of business on the date that this Supplemental Indenture becomes operative in substitution for Notes then outstanding and all Notes presented or delivered to the Trustee on and after that date for such purpose shall be stamped, imprinted or otherwise legended by the Company, with a notation as follows:
“Effective as of March 23, 2015, certain restrictive covenants of the Company and certain Events of Default have been eliminated, as provided in Supplemental Indenture No. 3, dated as of March 23, 2015. Reference is hereby made to such Supplemental Indenture No. 3, copies of which are on file with the Trustee, for a description of the amendments made therein.”
Section 2.10 Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction thereof.
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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year written above.
CONSOL ENERGY INC.
(a Delaware corporation)

By:        /s/Stephen W. Johnson
Name:     Stephen W. Johnson

Title:	Executive Vice President and Chief Legal and Corporate Affairs Officer

The Subsidiary Guarantors identified on Schedule I hereto, as Subsidiary Guarantors

By:        /s/Stephen W. Johnson
Name:     Stephen W. Johnson

Title:	Authorized Signatory for each of the Guarantors listed on Schedule I hereto

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Trustee

By:        /s/Yana Kislenko
Name:     Yana Kislenko

Title:	Vice President

Schedule I

Subsidiary Guarantors

AMVEST Coal & Rail, LLC
AMVEST Coal Sales, Inc.
AMVEST Corporation
AMVEST Gas Resources, Inc.
AMVEST Mineral Services, Inc.
AMVEST Minerals Company, LLC
AMVEST Oil & Gas, Inc.
AMVEST West Virginia Coal, L.L.C.
Braxton-Clay Land & Mineral, Inc.
Cardinal States Gathering Company
CNX Gas Company LLC
CNX Gas Corporation
CNX Land LLC
CNX Marine Terminals Inc.
CNX RCPC LLC
CNX Water Assets LLC (f/k/a CONSOL of WV LLC)
Coalfield Pipeline Company
Conrhein Coal Company (by CONSOL Mining Holding Company LLC and MTB Inc., its partners)
CONSOL Amonate Facility LLC
CONSOL Amonate Mining Company LLC
CONSOL Buchanan Mining Company LLC
CONSOL Energy Holdings LLC VI
CONSOL Energy Sales Company
CONSOL Financial Inc.
CONSOL Mining Company LLC
CONSOL Mining Holding Company LLC
CONSOL of Canada Inc.

CONSOL of Central Pennsylvania LLC
CONSOL of Kentucky Inc.
CONSOL of Ohio LLC
Consol Pennsylvania Coal Company LLC
Fola Coal Company, LLC
Glamorgan Coal Company, LLC
Helvetia Coal Company
Island Creek Coal Company
Knox Energy, LLC
Laurel Run Mining Company
Leatherwood, Inc.
Little Eagle Coal Company, L.L.C.
MOB Corporation
MTB Inc.
Nicholas-Clay Land & Mineral, Inc.
Panda Bamboo Holdings, Inc.
Paros Corp.
Peters Creek Mineral Services, Inc.
R&PCC LLC
TEAGLE Company, LLC
TECPART Corporation
Terra Firma Company
Terry Eagle Coal Company, L.L.C.
Terry Eagle Limited Partnership (by TEAGLE Company, LLC and TECPART Corporation, its general partners)
Vaughan Railroad Company
Windsor Coal Company
Wolfpen Knob Development Company